Exhibit 10.4
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is between Harvest Natural Resources, Inc. a Delaware corporation (the “Company”), and Kerry R. Brittain (“Employee”) and is dated as of the latest date set forth beside the signatures of the parties at the end of this Agreement.
     WHEREAS, Employee and the Company are parties to an Amended and Restated Employment Agreement effective as of September 12, 2005 (the “Employment Agreement”);
     WHEREAS, Employee’s employment with the Company will end on July 15, 2007; and
     WHEREAS, the Company and Employee desire to reach agreement as to the terms of Employee’s separation from employment;
     NOW, THEREFORE, in consideration for the payments and benefits provided to Employee and the agreement and covenants of Employee and the Company as provided below this Agreement is made.
1. Separation Date. Employee’s separation date from the Company shall be July 15, 2007 (the “Separation Date”). Employee and the Company waive any requirement of a termination notice under the Employment Agreement. Under Section 1 of the Employment Agreement, the term of Employee’s employment with the Company shall be renewed as of May 31, 2007, until and including the Separation Date. Employee’s employment with the Company shall terminate on the close of business on the Separation Date.
2. Termination of Employment Agreement; Continuation of Covenants. Employee and the Company agree that Employee’s employment with the Company shall terminate on the Separation Date. This termination of employment is by mutual agreement of Employee and the Company, and Sections 4(a), 4(b), 4(c) and 4(j) of the Employment Agreement shall not apply with respect to Employee’s termination of employment on the Separation Date. Employee acknowledges, agrees and affirms that the covenants of Employee in Section 5 of the Employment Agreement including, without limitation, in respect of property of the Company, trade secrets, confidential information and non-competition continue to apply after the Separation Date in accordance with the terms of the Employment Agreement. Employee further acknowledges and agrees that the benefits provided to Employee in this Separation Agreement provide additional and sufficient consideration for such covenants.
3. Consulting Agreement. Upon execution of this Agreement, the Company and Employee shall execute and deliver a Consulting Agreement substantially in the form as set forth in Exhibit A hereto.
4. Bonus. The Company shall make lump sum bonus payment to Employee of $245,000 on the date that is six months following the date of Employee’s Separation From Service. For purposes of this Agreement “Separation From Service” has the meaning ascribed to that term in section 409A of the Internal Revenue Code of

1986, as amended (the “Code”) and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service.
5. Stock Options. Employee has been granted the stock options listed in Exhibit B attached hereto (the “Options”). Notwithstanding any provision in the Employment Agreement or the stock option agreements pertaining to the Options to the contrary, after the termination of his employment on the Separation Date, Employee shall have until the tenth anniversary of the dates of the grants of the Options to exercise his rights with respect to all Options which are vested or become vested during this period. Following the Separation Date the Options shall continue to vest just as if Employee had continued in the employ of the Company. Except as modified by this Separation Agreement, all exercises of the Options must be in accordance with and pursuant to the terms of the applicable option plans and option agreements. The Company shall take any and all further actions necessary or reasonably requested by Employee to effect the foregoing, and to confirm Employee’s ability to exercise the Options in accordance with the provisions of this paragraph 5, without regard to the termination of his position as an employee of the Company. Nothing contained in this Separation Agreement shall be deemed to accelerate or otherwise alter the vesting schedule for the Options.
6. Restricted Stock. Employee has been awarded the restricted stock listed in Exhibit B attached hereto (the “Restricted Stock”). Notwithstanding any provision in the Employment Agreement or the restricted stock agreements pertaining to the Restricted Stock to the contrary, the Restriction Period (as defined in the applicable long term incentive plans) will lapse on the Separation Date, and a certificate or certificates for the Restricted Stock, less any shares retained to meet withholding requirements, will be delivered to Employee within 30 days after the Separation Date. The Company shall take any and all further actions necessary or reasonably requested by Employee to permit the Restricted Stock to vest in accordance with the provisions of this paragraph 6, without regard to the termination of his position as an employee of the Company.
7. Continuation Benefits. After Employee’s termination of employment on the Separation Date, the Company will pay the premiums through April 20, 2009 for term life insurance on Employee providing coverage of not less than $1,550,000 under similar terms and conditions to the term life insurance provided executives of the Company. Except for those welfare benefits expressly provided to Employee under this paragraph 7, except as specified in paragraph 9, from and after the Separation Date Employee shall have no right to any other welfare benefits including, without limitation, short term disability, long term disability and accidental death and dismemberment.
8. Other Compensation and Benefits. After Employee’s termination of employment on the Separation Date, Employee shall have no further rights under Section 3 of the Employment Agreement, other than Section 3(g) (regarding reimbursement of expenses in the performance of services under the Employment Agreement) and

Section 3(i) regarding the right to indemnification under the Company’s bylaws). Without limiting the generality of the foregoing sentence, after Employee’s termination of employment on the Separation Date, (a) Employee shall not be entitled to the payment of any bonus based on the Company’s performance contract guidelines and (b) Employee shall be paid for any accrued and unused vacation time as of the Separation Date in accordance with the Company’s standard policy.
9. Change of Control Benefits.
     a. If a Change of Control occurs prior to the Separation Date or within 240 days after the Separation Date, then, in addition to the benefits accruing to Employee under this Separation Agreement and notwithstanding any other provision in this Separation Agreement, (i) on the later of the date of the Change of Control or the date that is six months following the date of Employee’s Separation From Service, the Company shall pay to Employee the Bonus Amount, (ii) until the second anniversary of the date of the Change of Control, the Company shall continue to provide Employee and Employee’s dependents with the same level of life, disability, accident, dental and health insurance coverages Employee and Employee’s dependents were receiving immediately before the Separation Date, (iii) on the later of the date of the Change of Control or the date that is six months following the date of Employee’s Separation From Service, the Company shall pay to Employee, an amount equal to $490,000, (iv) any outstanding Options shall become fully vested and exercisable, and the restriction period on the Restricted Stock will continue and will lapse as if Employee remained in the employ of the Company, and (v) the Company will pay Employee, an additional amount such that the net amount retained by Employee pursuant to the benefits described in clauses (i), (iii) and (iv) of this paragraph 9(a), after any excise tax imposed under Section 4999 of the Code shall be equal to the amount that Employee would have received pursuant to those benefits before payment of such excise tax.
     b. For purposes of this Agreement, the term “Bonus Amount” means twice the amount of the higher of (i) the highest annual bonus earned by Employee for the last three fiscal years ending prior to the Separation Date and (ii) (A) the target bonus percentage, if any, as established by the Company’s Board of Directors for the fiscal year in which the Change of Control occurs multiplied by (B) $245,000.
     c. For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following:
     (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50 percent or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that for purposes of this subsection (1) of this paragraph 9(c) the following acquisitions shall not constitute a Change of Control:

(i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition by any entity pursuant to a transaction which complied with clauses (i), (ii) and (iii) of subsection (3) of this paragraph 9(c); or
     (2) individuals who, as of the date of this Agreement, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, that any individual becoming a director after the date of this Separation Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors; or
     (3) the consummation of a reorganization, merger or consolidation or sale of the Company, or a disposition of at least 50 percent of the assets of the Company including goodwill (a “Business Combination”), provided, however, that for purposes of this subsection (3) of this paragraph 9(c), a Business Combination will not constitute a change of control if, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the ownership interests of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries or other affiliated entities) in substantially the same proportions as their ownership immediately prior to such Business Combination, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50 percent or more of, respectively, the ownership interests in the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of the Company, providing for such Business Combination. For this purpose any individual who becomes a director after the date of this Agreement, and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors.

d.	If the dental, accident or health insurance benefits specified in paragraph 9(a) are not provided through an arrangement that is fully insured by a third party the following provisions shall apply to the reimbursement of such benefits. The benefits eligible for reimbursement shall be the benefits that were available to Employee and his dependents under the provisions of the Company’s group medical, accident and dental benefits plans as in effect immediately prior to the earlier of the Separation Date or the date on which the Change of Control occurs. Employee shall be eligible for reimbursement for covered medical, accident and dental expenses incurred during the period commencing on the date of the Change of Control and ending on the second anniversary of the date of the Change of Control. The amount of medical, accident and dental expenses eligible for reimbursement provided during Employee’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year (with the exception of applicable lifetime maximums specified in the plans). The Company shall reimburse an eligible medical, accident or dental expense on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. Employee’s right to reimbursement is not subject to liquidation or exchange for another benefit.

e.	Any tax gross-up payment due pursuant to paragraph 9(a) shall be made by the Company by April 15 of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes to the Internal Revenue Service.
10.	General.
     a. All applicable withholding, including but not limited to federal, state and Social Security taxes, and any applicable garnishment, liens or other attachments, shall be deducted from all amounts payable or stock distributable to Employee.
     B. Employee shall comply with applicable securities laws, as they relate to securities of the Company owned by him, from and after the Separation Date.
11. Effect on Other Agreements. The Employment Agreement shall not terminate and shall govern the terms of Employee’s employment with the Company until the Separation Date. To the extent (and only to the extent) applicable, this Agreement shall be deemed to be an amendment and novation to the Employment Agreement. Employee acknowledges the value of the matters described in this Agreement and agrees that those matters are adequate consideration for such amendment and novation. After the Separation Date, to the extent (and only to the extent) there is a conflict between this Agreement and the Employment Agreement, the provisions of this Agreement shall govern. Provisions of the Employment Agreement that do not conflict with the provisions of this Agreement shall continue in full force and effect. Without limiting the foregoing provisions of this paragraph 11, the miscellaneous provisions contained in Section

6 of the Employment Agreement shall apply to this Agreement. If Employee’s employment with the Company is terminated before the Separation Date, the provisions of the Employment Agreement shall prevail, without giving effect to the provisions of this Agreement, and this Agreement shall terminate upon any such termination of employment. The Indemnification Agreement between the Company and Employee shall not terminate on the Separation Date and shall continue to be effective as to all periods during which Employee has served as an officer of the Company.
12.	Release.
     a. Employee hereby releases any and all claims of any kind that he may have against the Company and its subsidiaries, affiliates, and any of its or their directors, officers, employees, or agents (in this paragraph 12, collectively “the Company”) that arise from any events occurring on or before the date on which this Agreement is executed by Employee. Employee waives any and all rights that he might have to bring any suit, charge, or demand of any kind against the Company for claims that he is releasing. The claims that Employee is releasing include, but are not limited to (i) all claims arising under federal, state, or local laws prohibiting discrimination based upon age, race, sex, religion, disability, national origin, or any other basis; (ii) any claims for “wrongful discharge”, breach of contract, or other legal restrictions on the Company’s right to control or terminate the employment of its employees; (iii) all claims under any tort or contract theory, including but not limited to infliction of emotional distress, harassment, libel, slander, fraud, misrepresentation, or invasion of privacy; (iv) all claims, including but not limited to claims for retaliation, arising under common law or any federal, state, or local statute, including but not limited to federal laws prohibiting discrimination based upon age, race, sex, religion, disability, national origin or any other basis, such as those arising under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the 1978 Pregnancy Discrimination, the Rehabilitation Act of 1973, or any state counterparts to such acts; and (v) all claims for discharge, demotion, suspension, threats, harassment or discrimination under the Sarbanes-Oxley Act of 2002. The release contained in this paragraph 12 does not waive claims arising under this Agreement for indemnification for acts within the scope of employment as a result of Employee being a director, officer, employee or agent of the Company or of any other corporation or any partnership, joint venture, trust or other enterprise for which Employee served as such at the request of the Company.
     b. Employee understands that the release contained in this paragraph 12(b) specifically waives all claims arising under any statute, regulation or contract, or under common law, which are based on events occurring at any time before the signing of this Agreement; (ii) does not waive rights or claims based on events occurring after the signing of this Agreement; (iii) includes the future consequences of events that occurred before the signing of this Separation Agreement; and (iv) includes all possible claims, including without limitation those of which Employee is not currently aware or that Employee does not now suspect to exist.

13.	Miscellaneous.
     a. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     b. Enforceability by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee shall die while any amount is payable to the Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.
     c. Amendment. No amendment to this Separation Agreement shall be effective unless it is in writing and signed by the Company and by Employee.
     d. Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.
     e. Governing Law. This Separation Agreement shall be construed in accordance with the laws of the State of Texas.

Date: , 2007	HARVEST NATURAL RESOURCES, INC.

By:

Title:

Date: , 2007

KERRY R. BRITTAIN

EXHIBIT A TO SEPARATION AGREEMENT
BETWEEN HARVEST NATURAL RESOURCES,
INC. AND KERRY R. BRITTAIN

EXHIBIT B TO SEPARATION AGREEMENT
BETWEEN HARVEST NATURAL RESOURCES,
INC. AND KERRY R. BRITTAIN
Options:

	Grant	Exercise	Number	Expiration
Plan	Date	Price	of Options	Date
2001	7-15-02	$4.800	75,000	7-15-12
2001	2-20-03	6.100	40,000	2-20-13
2004	5-26-04	13.010	19,500	5-26-14
2004	3-4-05	12.795	35,000	3-4-15
2004	3-2-06	9.605	70,000	3-2-16
Restricted Stock:

	Grant	Number
Plan	Date	of Shares
2004	5-26-04	4,800
2004	3-4-05	3,500
2004	3-2-06	5,000